UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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 FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 27, 2011
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Silicon Graphics International Corp.
(Exact name of registrant as specified in its charter)
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Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

 46600 Landing Parkway
Fremont, CA 94538
(Address of principal executive offices and zip code)
Registrant's telephone number, including area code: (510) 933-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 27, 2011, Silicon Graphics International Corp. (“SGI” or the “Company”) provided notice to the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) regarding the Company's non-compliance with NASDAQ Listing Rule 5635(c)(4). The notification to NASDAQ related to the Company's use of its 2006 New Recruit Equity Incentive Plan (the “Inducement Plan”) and specifically the Company's failure to satisfy all of the requirements for the use of a non-stockholder approved “inducement” plan under Rule 5635(c)(4), which included the issuance of a press release announcing each award under the Inducement Plan.

On June 30, 2011, the Company received a letter from NASDAQ confirming that the Company had remediated the deficiency, as described more fully below, and stating that the matter was closed. A description of the remediation and information regarding the previous infraction of Rule 5635(c)(4) is detailed below.

Background of the Inducement Plan

The Inducement Plan was adopted by SGI's Board of Directors in January 2006 for the purpose of granting equity incentive awards, such as non-statutory stock options, stock purchase awards, stock appreciation rights, stock unit awards, and other stock awards to new hire employees of SGI. Pursuant to the Inducement Plan, 1,000,000 shares of SGI's common stock were initially reserved for issuance to such newly hired employees. The Inducement Plan was amended in August 2006 to reserve an additional 500,000 shares of SGI's common stock, and further amended in January 2007 to reserve an additional 500,000 shares of SGI's common stock. The Inducement Plan was adopted and subsequently amended without stockholder approval in reliance on the “inducement grant exception” provided by Rule 5635(c)(4) of the NASDAQ Listing Rules.

Although the Inducement Plan was adopted and subsequently amended without stockholder approval, the existence and terms of the Inducement Plan have been disclosed as required in the Company's current and periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended. Additionally, the Company has, since adoption, identified the Inducement Plan in its annual proxy statement filed on Schedule 14A as an equity compensation plan not approved by stockholders in the “Equity Compensation Plan Information” table.

Issuances of Press Releases

Following the adoption of the Inducement Plan in 2006, in compliance with Listing Rule 5635(c)(4) of the NASDAQ Listing Rules, upon grant of awards under the Inducement Plan to newly hired employees either by the SGI Compensation Committee, in the case of officers, or by the SGI Chief Executive Officer (by delegation of the Compensation Committee), in the case of non-officers, SGI initially issued press releases in connection with such equity awards. These press releases were issued between January 2006 and October 2006. Although SGI continued to issue equity awards from the Inducement Plan between October 2006 and June 2011, no press releases were issued by SGI in connection with the issuance of equity awards during this time. As of June 27, 2011, there were a total of 1,207,197 shares of common stock that had either been issued upon exercise or vesting of awards issued under this plan, or were issuable underlying outstanding awards issued under the Inducement Plan, in each case where the awards were not announced by way of a press release. Upon becoming aware of the deficiency in its practices, the Company notified NASDAQ pursuant to the requirements of Listing Rule 5625, which requires prompt notification to NASDAQ when an officer of a listed company learns of a violation of a listing rule.

Remediation

To remediate the failure to file press releases in full compliance with Listing Rule 5635(c)(4), SGI proposed to NASDAQ that the Company would voluntarily reduce the number of shares available for future issuance under the Company's existing, stockholder-approved 2005 Equity Incentive Plan (the “2005 Plan”) by 1,207,197 shares. NASDAQ agreed to this remediation proposal and, on June 29, 2011, the Board of Directors of SGI amended the 2005 Plan to reduce the share reserve by this figure. On June 30, 2011, the Company received a letter from NASDAQ confirming that the reduction in the 2005 Plan remediated the prior non-compliance and stating that the matter was closed.

As a result of this amendment to the 2005 Plan, there are a total of 1,652,411 shares of Common Stock currently available for future awards under the 2005 Plan; there were no changes to the Inducement Plan shares or share reserve.

SGI has also agreed to comply with Rule 5635(c)(4) of the NASDAQ Listing Rules in the future by ensuring that all awards are approved by the Compensation Committee or its permissive delegate and by promptly issuing a press release in connection with each award made under the Inducement Plan. SGI has adopted internal control measures to ensure the approval by the

Compensation Committee of all awards and the prompt filing of future press releases pursuant to Rule 5635(c)(4), as well as the timely filing of a Notification of Listing of Additional Shares form as may be required.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth above in Item 3.01 relating to the amendment to the 2005 Plan is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Silicon Graphics International Corp.
Dated: June 30, 2011	By:	/s/ Timothy J. Pebworth
Timothy J. Pebworth
Vice President and Chief Accounting Officer